Pioneer Announces First Quarter 2014 Results

Fort Lee, NJ, May 15, 2014 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a manufacturer of specialty electrical transmission and distribution equipment for applications in the utility, industrial and commercial markets, announced its results for the first quarter ended March 31, 2014.

First Quarter 2014 Financial Highlights

	Revenue of $20.9 million vs. $22.6 million in Q1 2013
	Gross margin percentage increased to 23.5% vs. 22.5% in Q1 2013
	Adjusted EBITDA of $1.4 million vs. $1.9 million in Q1 2013
	Non-GAAP diluted EPS of $0.10 vs. $0.18 in Q1 2013

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, "The first quarter of 2014 highlights the inherent quarter-to-quarter variability in our project-oriented revenue model. In addition, the first quarter of 2014 was heavily impacted by foreign currency translation, which had the effect of reducing our reported revenue by approximately $1.2 million. Nonetheless, we extended our 5+ year track record of consistent quarterly profitability, and managed to do so despite investments in additional sales and engineering talent to drive our long-term growth.”

Mr. Mazurek continued, “We remain optimistic about achieving our full-year 2014 guidance. Both our first quarter bookings and ending backlog for March are higher than they were at this same point last year, and our April bookings were our strongest on record -- exceeding eight figures for the first time in our history and resulting in a greater than 20% increase in our backlog. Our current order pipeline and the traction we are experiencing in our most recently acquired businesses give us confidence that we should achieve solid results for the full year.”

Financial Results

Revenue

Total revenue for the period ended March 31, 2014 decreased to $20.9 million, down 7.4%, from $22.6 million during the same period last year. Approximately $3.4 million of the revenue decrease was from sales of electrical transformers, down 15% on a year-over-year basis (or approximately 10% in constant currency), partially offset by $1.7 million of incremental sales from recently acquired businesses, Pioneer Critical Power and Pioneer CEP, up from $0.5 million of revenue during the prior quarter ended December 31, 2013.

During the first quarter of 2014, the decrease in liquid-filled transformer sales was driven by foreign currency translation (which resulted in a 7% decline) together with, among other factors, the comparative effect of one large project that shipped during the three months ended March 31, 2013 to a user in the Canadian oil & gas sector. The decrease in dry-type transformer sales resulted mostly from reduced demand in short cycle, standard product sales channels (orders from brand label and Canadian

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wholesale distributor customers) and to a lesser extent was impacted by foreign currency translation     (having a 2% negative effect). Offsetting these decreases, dry-type transformer sales benefitted from increased shipments of custom-engineered, medium voltage units, together with an increase in OEM sales activity that was led by the addition of a large new customer in the data center sector.

Pioneer Critical Power Inc., which was acquired on March 6, 2013, accounted for the majority of sales of circuit protection and control equipment during the first quarter of 2014, which consisted mostly of two notable projects – one for a wastewater treatment facility and the other at a U.S. military site. Pioneer CEP, which was established in August 2013 to serve electrical distributors in the U.S. Southwest with low voltage, manufactured-to-order equipment solutions, accounted for the remainder of sales of circuit protection and control equipment during the quarter.

Operating Income and Adjusted EBITDA

The decrease in operating income in the first quarter of 2014 resulted from lower overall sales and higher selling, general and administrative expense which was partially offset by an increase in gross profit margin. Gross margin as a percentage of revenues was 23.5% in the first quarter of 2014 compared to 22.5% in the year ago period. The increase was driven by a sales mix that was more heavily-weighted towards longer cycle, engineered-to-order equipment.  The increase in selling, general and administrative expense was due primarily to new businesses acquired in 2013 and an increase in corporate general and administrative expenses consisting primarily of higher personnel, information technology and public company costs.

“During the quarter, we made significant headcount additions in all areas of our Pioneer CEP and Critical Power businesses in anticipation of sustained revenue growth,” added Andrew Minkow, Pioneer’s Chief Financial Officer. “We are increasingly confident in our ability to scale these businesses, and based on recent bookings, quotation activity and perceived overall demand, we decided it made sense to add the expense of these additional expert personnel now.”

First quarter operating income was $996,000, down 34%, or $503,000, from $1.5 million during the first quarter of 2013. Approximately $441,000 of the Company’s operating expense during the quarter, as compared to $426,000 during the first quarter of 2013, consisted of non-cash expenses including depreciation, amortization of acquisition intangibles and stock-based compensation for employee and director stock options. Without the effect of these non-cash expenses, the Company’s Adjusted EBITDA for the quarter ended March 31, 2014 was approximately $1.4 million, compared to $1.9 million in the comparable year period. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

Net Earnings and Per Diluted Share

Net earnings for the quarter ended March 31, 2014 were $590,000 compared to $913,000 in the same period a year ago. Net earnings per basic and diluted share were $0.08 as compared to $0.15 for the three months ended March 31, 2013. The decrease in net earnings was driven mostly by lower project-driven sales volume, which can vary widely from quarter-to-quarter, the effect of foreign currency translation and higher operating expenses which arose from recent acquisitions and investments made to support our future growth. On a per share basis, net earnings were diluted by a public offering of common stock in September 2013. During the three months ended March 31, 2014 there were approximately 1.3 million additional weighted average diluted shares outstanding, an increase of 22% compared to the same quarter of 2013.

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On a non-GAAP basis, excluding non-operating items, Pioneer reported net earnings of $695,000 in the first quarter of 2014, or $0.10 per diluted share, as compared to $0.18 per diluted share, or approximately $1.1 million for the quarter ended March 31, 2013. Please refer to the financial tables below for a reconciliation of GAAP to non-GAAP results and guidance.

2014 Outlook

The Company has not changed its full-year 2014 guidance which, excluding any potential acquisitions, is as follows:

	Revenue between $92 and $96 million
	Adjusted EBITDA between $9 and $10 million
	Non-GAAP diluted EPS between $0.75 and $0.80

Mr. Minkow added, “Our guidance for 2014 continues to be based on the assumptions we laid out in March of this year. Our business typically does not have seasonally predictable patterns and we are subject to long sales and production cycles for most of our equipment solutions. We measure our business annually because our quarter-to-quarter results can be greatly influenced by the timing of just a few customer orders. During the last half of 2014, we expect this dynamic to yield positive comparisons against the first two quarters, as well as against the last two quarters of 2013.”

Conference Call Information

Pioneer will host a conference call today at 10 a.m. EDT.  The call will be webcast live and accessed at http://public.viavid.com/index.php?id=108975. The call can also be accessed by dialing 877-941-8416 or 480-629-9808 (international).  A replay of the call will be available through May 22, 2014 by dialing 877-870-5176 or 858-384-5517 (international), passcode 4681381.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a manufacturer of specialty electrical transmission and distribution equipment and provides through its subsidiaries a broad range of custom-engineered and general purpose solutions for electrical applications in the utility, industrial and commercial markets. The Company is headquartered in Fort Lee, New Jersey and operates from eight additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales and administration. To learn more about Pioneer, please visit our website at www.pioneerpowersolutions.com.

For more information regarding Pioneer's financial performance during the first quarter ended March 31, 2014, please refer to the Form 10-Q to be filed with the Securities and Exchange Commission on May 15, 2014.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation,

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risks and uncertainties associated with (i) the Company's ability to expand its business through strategic acquisitions, (ii) the Company's ability to integrate acquisitions and related businesses, (iii) the fact that many of the Company's competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company's dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and the fact that any change in the level of orders from Hydro-Quebec Utility Company or Siemens Industry, Inc. could have a significant impact on the Company's results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company's Chairman, President and Chief Executive Officer, (vi) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company's revenues, (vii) the Company's ability to generate internal growth, (viii) market acceptance of existing and new products, (ix) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (x) restrictive loan covenants or the Company's ability to repay or refinance debt under its credit facilities that could limit the Company's future financing options and liquidity position and may limit the Company's ability to grow its business, (xi) general economic and market conditions in the electrical equipment, power generation, commercial construction, industrial production, oil and gas, marine and infrastructure industries, (xii) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company's markets and the Company's ability to access capital markets, (xiii) the fact that unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect the Company's profitability, (xiv) the fact that the Company's Chairman controls a majority of the Company's combined voting power, and may have, or may develop in the future, interests that may diverge from yours and (xv) the fact that future sales of large blocks of the Company's common stock may adversely impact the Company's stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues	$20,893	$22,551
Cost of goods sold	15,973	17,470
Gross profit	4,920	5,081
Operating expenses
Selling, general and administrative	3,969	3,521
Foreign exchange (gain) loss	(44)	61
Total operating expenses	3,925	3,582
Operating income	995	1,499
Interest expense	136	185
Other expense	2	93
Earnings before income taxes	857	1,221
Provision for income taxes	267	308
Net earnings	$590	$913

Earnings per common share:
Basic	$0.08	$0.15
Diluted	$0.08	$0.15

Weighted average common shares outstanding:
Basic	7,172	5,907
Diluted	7,249	5,919

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PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$-	$425
Accounts receivable, net	12,371	9,739
Inventories, net	13,393	12,643
Income taxes receivable	62	65
Deferred income taxes	2,188	1,982
Prepaid expenses and other current assets	1,373	1,291
Total current assets	29,387	26,145
Property, plant and equipment	11,796	12,213
Noncurrent deferred income taxes	1,067	1,091
Other assets	1,180	1,129
Intangible assets, net	5,162	5,285
Goodwill	7,950	7,998
Total assets	$56,542	$53,861

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Bank overdrafts	$1,619	$-
Revolving credit facilities	1,614	795
Accounts payable and accrued liabilities	10,020	8,370
Current maturities of long-term debt and capital lease obligations	2,114	2,108
Income taxes payable	490	1,072
Total current liabilities	15,857	12,345
Long-term debt, net of current maturities	6,524	7,205
Pension deficit	107	213
Noncurrent deferred income taxes	3,248	3,306
Total liabilities	25,736	23,069
Shareholders’ Equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; none issued	-	-
Common stock, par value $0.001; 30,000,000 shares authorized; 7,172,255 shares issued and outstanding	7	7
Additional paid-in capital	16,201	16,164
Accumulated other comprehensive loss	(2,042)	(1,429)
Retained earnings	16,640	16,050
Total shareholders’ equity	30,806	30,792
Total liabilities and shareholders’ equity	$56,542	$53,861

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PIONEER POWER SOLUTIONS, INC.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
Reconciliation to Non-GAAP Net Earnings and Diluted EPS:
Net earnings per share (GAAP measure)	$0.08	$0.15
Net earnings (GAAP measure)	$590	$913
Amortization of acquisition intangibles	79	71
Stock-based compensation expense	36	67
Non-recurring acquisition and reorganization costs	2	93
Tax effects	(12)	(56)
Non-GAAP net earnings	$695	$1,088
Non-GAAP net earnings per diluted share	$0.10	$0.18
Weighted average diluted shares outstanding	7,249	5,919

Reconciliation to Adjusted EBITDA:
Net earnings (GAAP measure)	$590	$913
Interest expense	136	185
Provision for income taxes	267	308
Depreciation and amortization	405	359
Non-recurring acquisition and reorganization costs	2	93
EBITDA	1,400	1,858
Adjustments to EBITDA:
Stock-based compensation expense	36	67
Adjusted EBITDA (Non-GAAP measure)	$1,436	$1,925

Note: Pioneer has presented non-GAAP measures such as non-GAAP net earnings and Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company's performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

Non-GAAP net earnings is defined by the Company as net earnings before amortization of acquisition-related intangibles, stock-based compensation, non-recurring acquisition costs and reorganization expense, impairments, other unusual gains or charges and any tax effects related to these items. The Company defines Adjusted EBITDA as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income is set forth in the table above.

Amounts may not foot due to rounding.

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